EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBE 17, 2005

PATCH REPORTS NOTICE OF INTENTION OF ISSUER'S REPURCHASE OF SHARES

VANCOUVER, B.C., November 17, 2005 /PRNewswire-FirstCall, Patch International Inc. (PTII: OTCBB) announced today that it has filed with the Securities Exchange Commission (SEC) a filing of its intention to make an issuer’s repurchase of shares its common shares (“ Common Shares ”) through the facilities of the OTC BB (the “ Notice ”).

Patch may, during the twelve-month period commencing December 1, 2005 and ending on December 1, 2006, purchase on the OTC BB up to 271,000 Common Shares, being approximately 5% of the issued and outstanding Common Shares in the share capital of Patch. Patch does not warrant that any Common Shares will be purchased. The price that Patch will pay for any such Common Shares will be the market price at the time of acquisition and any Common Shares purchased under the issuer’s repurchase of shares will be held in accordance with SEC rules. The actual number of Common Shares that may be purchased and the timing of any such purchases will be determined by Patch. As of the date hereof, there are 5,436,559 Common Shares of Patch issued and outstanding.

Patch considers the issuer’s repurchase of shares to be in the best interest of the Corporation and its shareholders. Patch believes that there may be times over the course of the year when its Common Shares may trade in a price range that does not adequately reflect their value in relation to Patch's business and its future business prospects.

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 19 oil wells. These wells provide the company with both short-term and long-term cash flow. This cash flow is expected to increase in the very near future because the McLeod well is now in full production. PTII has properties in North America, and is exploring opportunities in North Africa, South America, and Ukraine. PTII also holds 11.2 million shares in Pharmaxis (Australian Stock Exchange: PXS, NASDAQ NM: PXSL) of which, subject to regulatory approval, 5.6 million shares or the net proceeds of the sale of which (in either case after taxes and costs), have been declared as a dividend to shareholders of record as at July 30, 2004. PTII plans to use the proceeds from this investment to build the company's oil and gas assets.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision